Exhibit 99.1

Bunge Reports Third Quarter 2015 Results

White Plains, NY – October 29, 2015 – Bunge Limited (NYSE:BG)

•                         Total adjusted segment EBIT of $367 million, up $51 million vs. last year

•                         Combined Agri-Foods trailing four quarter ROIC of 10.3%; 3.3 points over WACC

•                         YTD total adjusted segment EBIT of $892 million, up $83 million vs. last year

•                         Higher tax rate impacting EPS

•                         Expect Agribusiness 2015 full-year EBIT to exceed $1B; continued improvement from Q3 in Foods, and combined full-year Agri-Foods ROIC of ~10%

„       Financial Highlights

	Quarter Ended		Nine Months Ended

US$ in millions, except per share data	9/30/15	9/30/14	9/30/15	9/30/14
Net sales	$10,787	$13,676	$32,375	$43,930
Total segment EBIT (a)	$414	$316	$954	$809
Certain gains & (charges) (b)	$47	-	$62	-
Total segment EBIT, adjusted (a)	$367	$316	$892	$809
Agribusiness (c)	$322	$186	$786	$576
Oilseeds	$106	$68	$411	$373
Grains	$216	$118	$375	$203
Food & Ingredients (d)	$45	$74	$146	$218
Sugar & Bioenergy	$3	$44	$(32)	$(14)
Fertilizer	$(3)	$12	$(8)	$29
Net income (loss) per common share from continuing operations-diluted (a)	$1.42	$1.73	$3.53	$3.34
Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.24	$1.31	$3.36	$3.00

(a)    Total segment earnings before interest and tax (“EBIT”); net income (loss) per common share from continuing operations-diluted; and net income (loss) per common share from continuing operations-diluted, adjusted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)    Includes certain gains and charges included in segment EBIT.  See Additional Financial Information for detail.

(c)    See footnote 11 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)    Includes Edible Oil Products and Milling Products segments.

„         Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Agribusiness delivered a good third quarter.  The segment capitalized on favorable soy processing margins and increased farmer selling in Brazil, and generated solid risk management income.  Food & Ingredients showed sequential improvement from the second quarter driven by our North American operations, but the tough economic environment in Brazil and rapid devaluation of the real continued to present challenges.

“Bunge’s returns are strong, with a four quarter trailing ROIC in our core Agribusiness and Food operations of 10.3%, well above our 7% cost of capital. We continue to make progress in our performance improvement programs, which have generated approximately $75 million of benefits year-to-date, and pursue a balanced approach to capital allocation.

“During the third quarter, we bought back $100 million of common shares, bringing the year-to-date total to $300 million, while making progress on improving our winning footprint in our core businesses. We announced bolt-on acquisitions during the quarter that included Brazilian wheat processor, Moinho Pacifico, and U.S. specialty oil producer, Whole Harvest Foods. Pacifico is the largest port based wheat mill in Brazil, which along with our new mill under construction in Rio de Janeiro, will allow us to efficiently serve the growing needs of our customers as the Brazilian economy recovers. Whole Harvest Foods expands our North American specialty oil product offering in the fast growing natural ingredient category.

“Looking ahead, we expect over $1 billion in full-year Agribusiness EBIT and sequentially higher results in Food & Ingredients in the fourth quarter. Our food businesses in Brazil will continue to experience challenges for the remainder of the year, but, importantly, our complete integrated oilseed and grain value chains in the country should produce full year results that exceed last year. Sugar & Bioenergy should finish the year both EBIT and free cash flow positive.  Demand for ethanol in Brazil has been strong; recent gasoline price increases have been supportive to ethanol pricing; and the significant devaluation of the Brazilian real has returned Brazil to its traditional role as the world’s low cost producer of sugar.”

„         Third Quarter Results

Agribusiness

In Oilseeds, soybean processing in the U.S., Brazil, Argentina and Europe were the largest contributors to the quarter, benefitting from strong domestic and export demand for soy meal. Softseed processing results in Europe and Canada were down as farmers retained seed. Results in oilseed trading & distribution were lower than last year’s strong performance.

In Grains, higher results were primarily driven by our Brazilian grain origination operation which experienced a significant pick-up in volume in the quarter with the devaluation of the real. Grain origination results in other origins were similar to last year and did not make a significant contribution to results due to slow farmer selling. Results in grain trading & distribution which included the recovery of approximately $50 million of losses on open positions at the end of Q2, were good and similar to last year.

Our global team managed risk well during the quarter as both grain and oilseed prices declined, reflecting good crops and inventory build-up in most regions. Higher segment volumes were primarily due to our soy processing operations in the U.S., Argentina and Asia.  Third quarter 2014 results were impacted by approximately $80 million in temporary mark-to-market hedging losses in our oilseed processing and distribution operations, which reversed later in the year when we executed the contracts.

Edible Oil Products

Results in North America showed improvement due to higher margins in both our refining and packaging operations.  In Brazil, margins and volumes were pressured due to the rapid contraction of consumer demand and the significant devaluation of the real.  While volumes are rebuilding from lower levels, margins will take time to recover.  Results in our European operation were also down in the quarter largely due to the weak economic environment in certain countries, which more than offset the savings from our performance improvement initiatives.

Milling Products

Improved performance in North America was more than offset by lower results in Brazil.  Our Brazilian wheat milling business was impacted by lower margins in U.S. dollars and volumes due to the rapid contraction of consumer demand, particularly from the food service channel, and the significant devaluation of the real.  In local currency, our team managed to hold margins similar to last year levels; however, the weak economic conditions have made it difficult to push through higher prices to cover higher local costs and currency impacts. In North America, higher margins and volumes in our Mexican wheat milling business more than offset the impacts of currency devaluation and lower margins in our U.S. corn milling business.  Rice milling results were comparable to last year. Third quarter results reflect the recovery of approximately $4 million of mark-to-market losses on foreign exchange, which were incurred in the second quarter.

Sugar & Bioenergy

Results were lower in both sugarcane milling and trading & merchandising.  In milling, lower prices and sucrose content in the cane (ATR), more than offset higher volume.  While production volume was up this year, it was lower than expected due to excess rain in September, which limited the number of milling days. In trading & merchandising, lower margins more than offset higher volumes compared to a particularly strong prior year period.  Results in our biofuel businesses were comparable to last year.  Results in the quarter were impacted by a $5 million loss from our Brazilian renewable oils joint venture.  We also incurred a mark-to-market loss of $7 million related to forward sugar hedges, which are expected to reverse in Q4, whereas last year results included mark-to-market gains related to hedges on our forward sugar sales of $12 million and gains on foreign currency hedges.

Fertilizer

The loss in the quarter was due to lower volumes and margins in our Argentine operations resulting from reduced planting of corn and wheat.  Results in our Brazilian port operation were also down due to lower fertilizer imports and currency translation.

Cash Flow

Cash generated by operations in the nine months ended September 30, 2015 was $633 million compared to cash generated of $1.1 billion in the same period last year. The year-over-year variance primarily reflects higher levels of inventory and farmer advances due to greater year-over-year farmer selling in the Americas, which more than offset higher earnings.

Income Taxes

Excluding approximately $25 million of certain discrete tax items, the effective tax rate for the nine months ended September 30, 2015 was approximately 30%.  The increase from the six months ended June 30, 2015 rate of 26% was due to earnings mix.

„      Outlook

Drew Burke, Chief Financial Officer, stated, “In Agribusiness, strong underlying demand for soymeal and oil will continue to support a favorable U.S. and Brazilian soy crushing environment.  European sunseed crush margins have improved in certain countries with the arrival of harvest; however, rapeseed and Canadian canola margins continue to be pressured by weak demand and a reluctant farmer.

“With the arrival of new crops, utilizations in our North American grain operations are picking up, although export margins are weak due to farmer retention and increased global competition. Our Brazilian grain handling assets, on the other hand, should benefit from strong export flows of corn due to this year’s large safrinha crop.

“In Food & Ingredients, we expect sequential improvement from Q3 as we move into the seasonally strongest quarter. In Europe, margins will improve as new oilseed crops reset raw material costs. In North America, we expect continued good performance.  And while results in Brazil should improve with seasonality, we will likely continue to face challenges expanding margins and increasing volumes in an environment of extremely low consumer confidence.

“In Sugar & Bioenergy, strong domestic demand and an improving price outlook for ethanol in Brazil gives us confidence that we will finish the year profitable and free cash flow positive.

“We are increasing our full-year effective tax rate forecast from 26% to a range of 28 to 30% excluding discrete tax items. The higher rate reflects a change in our expected mix of earnings to higher tax jurisdictions.

“We are decreasing our 2015 capex forecast from $875 million to approximately $750 million due to the timing of spend on certain long-term projects in Agribusiness and Food & Ingredients.  The approximately $125 million difference will carry over into 2016 and 2017.”

„      Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on October 29, 2015 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 40968200.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q3 2015 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on October 29, 2015, continuing through November 28, 2015.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 40968200.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website..

„      About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„      Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Media Contact:
Mark Haden, Bunge Limited	Susan Burns, Bunge Limited
914-684-3398	914-684-3246
mark.haden@bunge.com	susan.burns@bunge.com

„       Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on continuing operations for total segment EBIT, net income (loss) attributable to Bunge and earnings per share for the quarters ended September 30, 2015 and 2014.

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended September 30:	2015	2014	2015	2014	2015	2014
Continuing operations:
Agribusiness:
Gain on sale of Canadian grain assets (1)	$47	$-	$43	$-	$0.28	$-
Income tax benefits (charges) (3)	-	-	-	77	-	0.50
Income tax valuation allowances (4)	-	-	(15)	(11)	(0.10)	(0.08)
Total	$47	$-	$28	$66	$0.18	$0.42

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Nine Months Ended September 30:	2015	2014	2015	2014	2015	2014
Continuing operations:
Agribusiness:
Gain on sale of Canadian grain assets (1)	$47	$-	$43	$-	$0.28	$-
Reversal of export tax contingency (2)	30	-	19	-	0.12	-
Income tax benefits (charges) (3)	-	-	(4)	64	(0.03)	0.42
Income tax valuation allowances (4)	-	-	(15)	(11)	(0.10)	(0.08)
Edible Oil Products:
Impairment of packaged oil facility (5)	(15)	-	(10)	-	(0.06)	-
Sugar and Bioenergy:
Income tax benefits (charges) (6)	-	-	(6)	-	(0.04)	-
Total	$62	$-	$27	$53	$0.17	$0.34

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2015	2014	2015	2014
Net sales	$10,787	$13,676	$32,375	$43,930
Cost of goods sold	(10,042)	(12,957)	(30,385)	(42,004)
Gross profit	745	719	1,990	1,926
Selling, general and administrative expenses	(358)	(403)	(1,050)	(1,161)
Foreign exchange gains (losses)	(24)	23	(15)	59
Other income (expense)–net	2	(2)	(6)	5
Gain on sale of Canadian grain assets (1)	47	-	47	-
EBIT attributable to noncontrolling interest	2	(21)	(12)	(20)
Total Segment EBIT (7)	414	316	954	809
Interest income	18	19	42	71
Interest expense	(77)	(70)	(187)	(225)
Income tax (expense) benefit (3)(4)(6)	(140)	(9)	(270)	(150)
Noncontrolling interest share of interest and tax	3	11	13	27
Income from continuing operations, net of tax	218	267	552	532
Income (loss) from discontinued operations, net of tax	21	27	36	37
Net income attributable to Bunge (8)	239	294	588	569
Convertible preference share dividends and other obligations	(10)	(10)	(38)	(40)
Net income available to Bunge common shareholders	$229	$284	$550	$529
Net income (loss) per common share diluted attributable to Bunge common shareholders (9):
Continuing operations	$1.42	$1.73	$3.53	$3.34
Discontinued operations	0.14	0.17	0.24	0.24
Net income (loss) per common share - diluted	$1.56	$1.90	$3.77	$3.58
Weighted–average common shares outstanding - diluted	152	154	153	155

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,

(In millions, except volumes)	2015	2014	2015	2014
Volumes (in thousands of metric tons):
Agribusiness	36,154	34,937	100,200	101,615
Edible Oil Products	1,733	1,721	5,005	5,050
Milling Products	1,064	1,102	3,136	3,450
Sugar & Bioenergy	2,428	2,229	7,424	6,303
Fertilizer	287	349	620	707

Net sales:
Agribusiness	$7,718	$9,835	$23,373	$32,783
Edible Oil Products	1,659	2,016	4,974	6,043
Milling Products	400	516	1,255	1,604
Sugar & Bioenergy	891	1,154	2,519	3,184
Fertilizer	119	155	254	316
Total	$10,787	$13,676	$32,375	$43,930
Gross profit:
Agribusiness	$527	$423	$1,393	$1,198
Edible Oil Products	98	135	297	399
Milling Products	66	78	193	235
Sugar & Bioenergy	53	64	99	54
Fertilizer	1	19	8	40
Total	$745	$719	$1,990	$1,926
Selling, general and administrative expenses:
Agribusiness	$(215)	$(231)	$(600)	$(637)
Edible Oil Products	(82)	(91)	(252)	(286)
Milling Products	(29)	(39)	(94)	(118)
Sugar & Bioenergy	(26)	(37)	(86)	(113)
Fertilizer	(6)	(5)	(18)	(7)
Total	$(358)	$(403)	$(1,050)	$(1,161)
Foreign exchange gain (loss):
Agribusiness	$5	$13	$29	$32
Edible Oil Products	(4)	(3)	-	(3)
Milling Products	(4)	(2)	(8)	(2)
Sugar & Bioenergy	(23)	13	(38)	31
Fertilizer	2	2	2	1
Total	$(24)	$23	$(15)	$59
Segment earnings before interest and tax:
Agribusiness	$369	$186	$863	$576
Edible Oil Products	13	37	43	105
Milling Products	32	37	88	113
Sugar & Bioenergy	3	44	(32)	(14)
Fertilizer	(3)	12	(8)	29
Total (7)	$414	$316	$954	$809

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(In millions)	2015	2014
Assets
Cash and cash equivalents	$303	$362
Time deposits under trade structured finance program	296	1,343
Trade accounts receivable, net	1,908	1,840
Inventories (10)	5,013	5,554
Other current assets	3,986	3,982
Total current assets	11,506	13,081
Property, plant and equipment, net	4,616	5,626
Goodwill and other intangible assets, net	524	605
Investments in affiliates	411	294
Other non-current assets	1,382	1,826
Total assets	$18,439	$21,432
Liabilities and Equity
Short-term debt	$832	$594
Current portion of long-term debt	519	408
Letter of credit obligations under trade structured finance program	296	1,343
Trade accounts payable	3,465	3,248
Other current liabilities	3,058	3,111
Total current liabilities	8,170	8,704
Long-term debt	2,583	2,855
Other non-current liabilities	987	1,146
Total liabilities	11,740	12,705
Redeemable noncontrolling interest	38	37
Total equity	6,661	8,690
Total liabilities and equity	$18,439	$21,432

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2015	2014
Operating Activities
Net income (8)	$587	$562
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Gain on sale of Canadian grain assets (1)	(47)	-
Impairment charges	24	4
Foreign exchange loss (gain) on debt	(227)	(61)
Depreciation, depletion and amortization	403	448
Other, net	5	(45)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(330)	(424)
Inventories	(114)	590
Prepayments and advances to suppliers	(382)	(4)
Advances on sales	(104)	(109)
Net unrealized gain/loss on derivative contracts	7	(296)
Margin deposits	(32)	86
Trade accounts payable and accrued liabilities	722	439
Other, net	121	(74)
Cash provided by (used for) operating activities	633	1,116
Investing Activities
Payments made for capital expenditures	(365)	(515)
Acquisitions of businesses (net of cash acquired)	(54)	(14)
Proceeds from the sale of Canadian grain assets	90	-
Proceeds from sales of investments	269	261
Payments for investments	(203)	(140)
Payments for investments in affiliates	(158)	(40)
Other, net	4	(5)
Cash provided by (used for) investing activities	(417)	(453)
Financing Activities
Net borrowings (repayments) of short-term debt	290	114
Net proceeds (repayments) of long-term debt	(11)	(699)
Proceeds from sales of common shares	24	34
Repurchases of common shares	(300)	(300)
Dividends paid	(178)	(162)
Other, net	(10)	(18)
Cash provided by (used for) financing activities	(185)	(1,031)
Effect of exchange rate changes on cash and cash equivalents	(90)	(17)
Net increase (decrease) in cash and cash equivalents	(59)	(385)
Cash and cash equivalents, beginning of period	362	742
Cash and cash equivalents, end of period	$303	$357

„ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2015	2014	2015	2014
Total segment EBIT	$414	$316	$954	$809
Interest income	18	19	42	71
Interest expense	(77)	(70)	(187)	(225)
Income tax expense	(140)	(9)	(270)	(150)
Income from discontinued operations, net of tax	21	27	36	37
Noncontrolling interest share of interest and tax	3	11	13	27
Net income attributable to Bunge	$239	$294	$588	$569

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation of earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014
Continuing operations:
Net income (loss) per common share - diluted (excluding certain gains & charges and discontinued operations)	$1.24	$1.31	$3.36	$3.00
Certain gains & charges (see Additional Financial Information section)	0.18	0.42	0.17	0.34
Net income (loss) per common share from continuing operations	1.42	1.73	3.53	3.34

Discontinued operations	0.14	0.17	0.24	0.24

Net income per common share-diluted	$1.56	$1.90	$3.77	$3.58

„    Notes

Agribusiness:

(1)    2015 EBIT includes a $47 million pre-tax gain on the sale of our Canadian grain assets to G3 Canada Limited (formerly the Canadian Wheat Board).

(2)    2015 EBIT includes a $30 million pre-tax reversal of an export tax contingency in Argentina, recorded during the second quarter.

(3)    2015 income tax benefits (charges) includes a charge of $4 million related to the finalization of a tax audit in Asia recorded during the second quarter.

2014 income tax benefits (charges) includes benefits of $52 million resulting from management’s evaluation of the recoverability of net operating loss carryforwards of a subsidiary taxable in Brazil, $13 million related to an adjustment of provisions upon finalization of a tax audit in Europe and $12 million of a reversal of previously accrued penalties and interest on certain uncertain tax positions settled via a tax amnesty program in Brazil, recorded in the third quarter.

2014 income tax benefits (charges) includes charges of $4 million related to the finalization of a tax audit in Europe, recorded in the second quarter, $2 million related to adjustments upon tax return filings in Asia, recorded in the second quarter and $5 million and $2 million related to uncertain income tax positions in North America, recorded in the first and second quarters, respectively.

(4)    2015 income tax valuation allowances includes allowances of $15 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Asia, recorded in the third quarter.

2014 income tax valuation allowances includes allowances of $11 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Asia, recorded in the third quarter.

Edible Oil Products:

(5)    2015 EBIT includes a $15 million pre-tax impairment charge related to the announced closure of a packaged oil plant in the United States, recorded during the second quarter.

Sugar and Bioenergy:

(6)             2015 income tax benefits (charges) includes a charge of $6 million related to uncertain income tax positions in North America and South America recorded during the second quarter.

Notes to the Financial Tables:

(7)    See Reconciliation of Non-GAAP Measures.

(8)    A reconciliation of net income attributable to Bunge is as follows:

	Nine Months Ended September 30,
	2015	2014
Net income attributable to Bunge	$588	$569
EBIT attributable to noncontrolling interest	12	20
Noncontrolling interest share of interest and tax	(13)	(27)
Net income	$587	$562

(9)    Approximately 3 million and 2 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2015, respectively.

Approximately 2 million and 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2014, respectively.

(10)  Includes readily marketable inventories of $4,138 million and $4,409 million at September 30, 2015 and December 31, 2014, respectively. Of these amounts $2,989 million and $2,937 million, respectively, are attributable to agribusiness merchandising activities.

(11)  The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.